UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

EndoChoice Holdings, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29272U103

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 29272U103	13G	Page 2 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) River Cities Capital Fund IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,173,827 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,173,827 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,173,827 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8% *
12.	TYPE OF REPORTING PERSON PN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 3 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) River Cities Capital Fund IV (NQP), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 232,179 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 232,179 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 232,179 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% *
12.	TYPE OF REPORTING PERSON PN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 4 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) River Cities Management IV, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON OO

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 5 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Daniel Fleming
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 6 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) J. Carter McNabb
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 7 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Edward McCarthy
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 8 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert Heimann
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 9 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Rurik Vandevenne
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 10 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) R. Glen Mayfield
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 11 of 15 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Edwin T. Robinson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0
	6.	SHARED VOTING POWER - 2,406,006 shares of Common Stock
	7.	SOLE DISPOSITIVE POWER - 0
	8.	SHARED DISPOSITIVE POWER - 2,406,006 shares of Common Stock
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,406,006 shares of Common Stock
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7% *
12.	TYPE OF REPORTING PERSON IN

*	Based on 24,795,336 shares of Common Stock outstanding as of November 2, 2015, as reported by the Issuer in the Form 10-Q filed on such date

CUSIP No. 29272U103	13G	Page 12 of 15 Pages

Item 1(a).	Name of Issuer:

EndoChoice Holdings, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

11810 Wills Road, Alpharetta, Georgia 30009

Item 2(a).	Name of Person Filing:

(1) River Cities Capital Fund IV, L.P. (the “Partnership”); (2) River Cities Capital Fund IV (NQP), L.P. (“Co-Invest”); (3) River Cities Management IV, LLC, general partner of the Partnership and Co-Invest (the “LLC”); (4) Daniel Fleming, manager of the LLC; (5) J. Carter McNabb, manager of the LLC; (6) Edward McCarthy, manager of the LLC; (7) Robert Heimann, manager of the LLC; (8) Rurik Vandevenne, manager of the LLC; (9) R. Glen Mayfield, manager of the LLC; (10) Edwin T. Robinson, manager of the LLC. The persons and entities named in this Item 2(a) are referred to individually as a “Filing Person” and collectively as the “Filing Persons.”

Item 2(b).	Address of Principal Business Office or, if None, Residence:

c/o River Cities Capital Funds

221 East 4th Street – Suite 2400

Cincinnati, OH 45202

Item 2(c).	Citizenship:

The Partnership and Co-Invest each are limited partnerships organized under the laws of the State of Delaware.

The LLC is a limited liability company organized under the laws of the State of Delaware.

Each of Daniel Fleming, J. Carter McNabb, Edward McCarthy, Robert Heimann, Rurik Vandevenne, R. Glen Mayfield, and Edwin T. Robinson is a citizen of the United States.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

29272U103

Item 3.	Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

Not applicable

Item 4.	Ownership.

(a) through (c):

The information set forth in Items 5 through 9 and 11 on the cover pages to this Schedule 13G is incorporated herein by reference.

CUSIP No. 29272U103	13G	Page 13 of 15 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships between them, the Filing Persons may be deemed to constitute a “group” with one another for purposes of Section 13(d) of the Securities Exchange Act of 1934. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that a group exists for purposes of Schedule 13(d) of the Exchange Act or for any other purpose.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

N/A

CUSIP No. 29272U103	13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 24th of February, 2016

RIVER CITIES CAPITAL FUND IV, L.P.
By: RIVER CITIES MANAGEMENT IV, LLC, its Sole General Partner

/s/ Daniel T. Fleming
By: Daniel T. Fleming
Its: Manger

RIVER CITIES CAPITAL FUND IV (NQP), L.P.
By: RIVER CITIES MANAGEMENT IV, LLC, its Sole General Partner

/s/ Daniel T. Fleming
By: Daniel T. Fleming
Its: Manager

RIVER CITIES MANAGEMENT IV, LLC

/s/ Daniel T. Fleming
By: Daniel T. Fleming
Its: Manager

/s/ Daniel T. Fleming
Daniel T. Fleming

/s/ J. Carter McNabb
J. Carter McNabb

/s/ Edward McCarthy
Edward McCarthy

CUSIP No. 29272U103	13G	Page 15 of 15 Pages

/s/ Robert Heimann
Robert Heimann

/s/ Rurik Vandevenne
Rurik Vandevenne

/s/ R. Glen Mayfield
R. Glen Mayfield

/s/ Edwin T. Robinson
Edwin T. Robinson